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                                                                   Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          LANCASTER COLONY CORPORATION


         The undersigned President and Secretary of Lancaster Colony Corporation, an Ohio corporation hereby certify that the shareholders of the corporation, by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation at a meeting of shareholders duly called for such purpose on November 16, 1992, have duly adopted the following resolution to amend the corporation's articles of incorporation:

         RESOLVED that the first paragraph of Article FOURTH of the corporation's articles of incorporation be, and hereby is, amended to read as follows:

         "FOURTH: The amount of the total authorized capital stock which the Corporation shall have the authority to issue is Thirty-Seven Million Six Hundred Fifty Thousand (37,650,000) shares, consisting of Thirty-Five Million (35,000,000) shares of Common Stock (the "Common Stock") which are common shares without par value, Three Hundred Fifty Thousand (350,000) shares of Class A Participating Preferred Stock ("Class A Preferred Stock") which are preferred shares with $1.00 par value, One Million One Hundred Fifty Thousand (1,150,000) shares of Class B Voting Preferred Stock ("Class B Preferred Stock") which are preferred shares without par value, and One Million One Hundred Fifty Thousand (1,150,000) shares of Class C Nonvoting Preferred Stock ("Class C Preferred Stock") which are preferred shares without par value."

         IN WITNESS WHEREOF, the President and Secretary, acting for and on behalf of said corporation, have signed their names to this certificate on November 16, 1992.


                                        /s/ John B. Gerlach
                                        --------------------------------------
                                        John B. Gerlach
                                        President


                                        /s/ John B. Gerlach, Jr.
                                        --------------------------------------
                                        John B. Gerlach, Jr.
                                        Executive Vice President and Secretary